UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 12, 2018
LIMELIGHT NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
222 South Mill Avenue, 8th Floor
Tempe, AZ 85281
(Address, including zip code, of principal executive offices)
(602) 850-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)    On November 12, 2018, Limelight Networks, Inc. (the "Company") announced that Patricia Hadden and Marc DeBevoise have been appointed to the Company’s Board of Directors (the "Board"). Each will serve until his or her successor is duly elected and qualified. Ms. Hadden will serve as a Class I director of the Company and will be presented to the shareholders for election at the 2020 Annual Meeting of Stockholders. Mr. DeBevoise will serve as a Class II director of the Company and will be presented to the shareholders for election to the Board at the 2021 Annual Meeting of Stockholders. Following these appointments, the Board now consists of eight members, with three Class I directors, two Class II directors, and three Class III directors.

Ms. Hadden and Mr. DeBevoise will each receive an initial award under the Company’s Amended and Restated 2007 Equity Incentive Plan of restricted stock units at a fixed value of $175,000. These RSUs will vest over a three-year term. The Company also plans to enter into an indemnification agreement with each of Ms. Hadden and Mr. DeBevoise in the same form as the indemnification agreements the Company has entered into with other members of the Board. Ms. Hadden and Mr. DeBevoise also will be eligible to receive cash compensation under the terms of the Company’s non-employee independent director compensation program.

The Company issued a press release regarding these appointments. The press release is filed with this report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description

99.1	Press release of Limelight Networks, Inc., dated November 12, 2018 (furnished herewith).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: November 13, 2018	By:	/s/ Michael DiSanto
Michael DiSanto SVP, Chief Administrative and Legal Officer & Secretary